                                                                    Exhibit 4.2

                                 AMENDMENT No. 4
                                       TO
                                RIGHTS AGREEMENT

          THIS AMENDMENT No. 4 TO RIGHTS AGREEMENT (the "Amendment"), dated as of July 16, 2002, is between divine, inc., a Delaware corporation formerly known as divine interVentures, inc. (the "Company"), and Computershare Investor Services, LLC, a Delaware limited liability company (the "Rights Agent").

                                    RECITALS

          A. The Company and the Rights Agent are parties to a Rights Agreement dated as of February 12, 2001, as amended by Amendment No. 1 dated as of July 8, 2001, and Amendment No. 2 dated as of August, 15, 2001, and Amendment No. 3 dated as of May 29, 2002 (as amended, the "Rights Agreement");

          B. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may supplement or amend the Rights Agreement from time to time in accordance with the provisions of Section 27 thereof;

          C. The Company has entered into an Amended and Restated Securities Purchase Agreement dated on or about July 16, 2002 (the "Amended and Restated Securities Purchase Agreement"), pursuant to which the Company will (i) issue shares of its Series B-1 Convertible Preferred Stock (the "Series B-1 Preferred Stock") to certain persons identified therein as "Buyers" (including, but not limited to, Oak Investment Partners X, Limited Partnership; Oak X Affiliates Fund, Limited Partnership; Oak Investment Partners IX, Limited Partnership; Oak IX Affiliates Fund, Limited Partnership; and Oak IX Affiliates Fund-A, Limited Partnership) in exchange for shares of the Company's Series B Convertible Preferred Stock previously issued to certain of such Buyers under and pursuant to that certain Securities Purchase Agreement dated on or about May 28, 2002 (the "Original Securities Purchase Agreement") and (ii) issue additional shares of Series B-1 Preferred Stock to the Buyers;

          D. The Board of Directors of the Company has determined that the issuance and sale of its Series B-1 Preferred Stock and the other transactions contemplated by the Amended and Restated Securities Purchase Agreement are fair to and in the best interests of the Company and its stockholders; and

          E. The Board of Directors of the Company has determined that it is desirable to amend the Rights Agreement in connection with the transactions contemplated by the Amended and Restated Securities Purchase Agreement.

                                   AGREEMENTS

          Accordingly, the parties agree as follows:

          1. AMENDMENT OF SECTION 1(a). The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

     (a) "ACQUIRING PERSON" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the

Company, (iii) any employee benefit plan of the Company, or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (iv) any Person who becomes the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of fifteen percent (15%) or more of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing one percent (1%) or more of the shares of Common Stock then outstanding, (v) any Person who is or becomes a party to that certain Securities Purchase Agreement, dated on or about May 28, 2002, by and among the Company and the Persons identified therein as "Buyers" (including, but not limited to, Oak Investment Partners X, Limited Partnership; Oak X Affiliates Fund, Limited Partnership; Oak Investment Partners IX, Limited Partnership; Oak IX Affiliates Fund, Limited Partnership; Oak IX Affiliates Fund-A, Limited Partnership; and their Affiliates or Associates (collectively, the "Oak Group")), as amended (the "Original Securities Purchase Agreement") and/or that certain Amended and Restated Securities Purchase Agreement, dated on or about July 16, 2002, by and among the Company and the Persons identified therein as "Buyers" (including, but not limited to, the Oak Group), as amended (the "Amended and Restated Securities Purchase Agreement"), but only to the extent such Person would become an Acquiring Person due to the Beneficial Ownership of Common Stock issued or issuable upon conversion of Series B Convertible Preferred Stock and/or Series B-1 Convertible Preferred Stock issued pursuant to the Original Securities Purchase Agreement and/or the Amended and Restated Securities Purchase Agreement, respectively, or (vi) any Person which beneficially owns 10% or more of the shares of Common Stock outstanding on February 12, 2001, unless and until such time as such Person together with its Affiliates and Associates, directly or indirectly, becomes the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, in which event such Person shall immediately become an Acquiring Person.

          2. EFFECTIVENESS. This Amendment shall be deemed effective as of July 16, 2002, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          3. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within the State of Delaware. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant, or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

         [The remainder of this page has been intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

                                   DIVINE, INC.

                                   By /s/ Michael P. Cullinane
                                      ------------------------------------------
                                        Name:     Michael P. Cullinane
                                        Title:    Executive Vice President,
                                                  Chief Financial Officer, and
                                                  Treasurer

                                   COMPUTERSHARE INVESTOR SERVICES, LLC

                                   By /s/ Tod Shafer
                                      ------------------------------------------
                                        Name:     Tod Shafer
                                        Title:    Relationship Manager